As filed with the Securities and Exchange Commission on April 6, 2004

Registration No. 333-111892

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORCHID BIOSCIENCES, INC

(Exact name of registrant as specified in its charter)

Delaware	2835	22-3392819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4390 US Route One

Princeton, New Jersey 08540

(609) 750-2200

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Paul J. Kelly, M.D.

Chief Executive Officer

4390 US Route One

Princeton, New Jersey 08540

(609) 750-2200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Brian P. Keane, Esq.

Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

617-542-6000

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $.001 par value per share (3)	$30,000,000	$2,427 (4)

(1)	There are being registered hereunder such indeterminate number of shares of common stock as shall have an aggregate offering price not to exceed $30,000,000.

(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o), which permits the registration fee to be calculated on the basis of the maximum aggregate offering price of the securities listed.

(3)	Pursuant to the Rights Agreement dated as of July 27, 2001, as amended on March 31, 2003, attached to each share of common stock is a right to purchase our Series A Junior Participating Preferred Stock, which rights are not presently exercisable.

(4)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 6, 2004

PROSPECTUS

ORCHID BIOSCIENCES, INC.

$30,000,000

COMMON STOCK

We will offer shares of our common stock from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. The aggregate offering price of the common stock that we may issue under this prospectus will not exceed $30,000,000. We will provide you with specific terms of the applicable offered common stock in one or more supplements to this prospectus.

This prospectus may not be used to sell common stock unless accompanied by a prospectus supplement describing the method and terms of the offering of the offered common stock. WE URGE YOU TO READ CAREFULLY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE COMMON STOCK OFFERED, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

Our common stock is quoted on the Nasdaq National Market under the symbol “ORCHD.” On April 5, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $9.95 per share. Prospective purchasers of our common stock are urged to obtain current information as to the market prices of our common stock.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS, SEE “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April     , 2004

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of shares of our common stock under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 3.

About Orchid Biosciences

Overview

We are engaged in the development and delivery of genetic testing, or genotyping, services that generate information related to disease susceptibility and genetic uniqueness, or the genetic variability that distinguishes one organism from another. This information is generated from the analysis of DNA.

DNA based genotyping, or analyzing DNA by identifying a single difference in the nucleotide base of DNA for comparing genetic variability between people, has become a widely used standard technology for the establishment of paternity and forensic identification. Genotyping has also been adapted for food safety and selected animal testing applications (which we refer to as public health testing). Our business includes public health testing services, such as animal susceptibility testing to breed sheep resistant to scrapie disease. Our services are used extensively in each of these applications and we expect their uses to increase. We also expect our services to be used in new genotyping markets, such as food traceability; or being able to identify the source of a meat or plant product based on genotyping.

We conduct paternity genotyping determinations for government agencies and private individuals in North America, and provide forensic DNA testing for primarily government agencies in the United States (US). We also have operations located in the United Kingdom (UK), which provide paternity, forensics and animal susceptibility testing.

History

We incorporated as a Delaware corporation and began operations in 1995. In the first three years of business we were primarily focusing on developing our Microfluidics technologies for applications in high throughput production of small molecules under collaborative research programs with SmithKline Beecham and Sarnoff Corporation. Microfluidics is primarily the movement and pumping of very minute fluids, which was essential to the mechanization of laboratory research. In 1998, we made a fundamental shift in our business focus to apply our technology to determine genetic variability and differences, including single nucleotide polymorphisms, or SNPs, and perform genotyping services. At this time, we acquired substantially all of the assets of Molecular Tool, Inc. a wholly owned subsidiary of GeneScreen, Inc. (GeneScreen). Molecular Tool’s proprietary primer extension technology, which enabled us to determine a single base pair variation within DNA, for genotyping SNPs matched our existing Microfluidics technologies and allowed us to focus our business on genetic diversity. We also developed instruments and kits that could be used for genotyping to be performed independently by third parties. Although we do not currently utilize our Microfluidic technology, we do license this technology to others for their use. In December 1999, we acquired GeneScreen, a provider of services to determine identity based on genomic technology, or identity genomics. In 2001, we acquired two other identity genomics businesses: Cellmark Diagnostic (Cellmark), a business division of AstraZeneca, a provider of DNA laboratory testing in the UK and a supplier of genotyping products for human inherited disease diagnosis; and Lifecodes Corporation (Lifecodes), a national provider of identity genomics testing for forensics and paternity with multiple laboratories in the US, and a provider of human leukocyte antigens, or HLA, genotyping products and services for transplantation compatibility testing.

In early 2002, we began the process of realigning our business into strategic units for marketing purposes. As a result of this realignment, we organized our business into four business units consisting of Orchid Identity Genomics, Orchid Diagnostics, Orchid GeneShield, and Orchid Life Sciences. Additionally, our international operations, which encompassed all of our business units, were managed under a regional business unit, Orchid Europe. The business units operated in the following areas:

•	Orchid Identity Genomics provides DNA testing for paternity and forensics determinations to state and local governmental authorities as well as to individuals and organizations, through Orchid GeneScreen and Orchid Cellmark, as well as animal susceptibility testing to the UK government through Orchid Europe with the goal of breeding sheep genetically resistant to the disease scrapie;

•	Orchid Diagnostics provided products and services for genetic testing, including HLA genotyping, inherited disease diagnosis and immunogenetics, or the study of the relationship between an individual’s immune response and their genetic makeup;

•	Orchid GeneShield developed programs designed to accelerate the adoption and use of personalized medicine by patients and physicians which would enable physicians to tailor treatment of patients based on known predisposition to disease or adverse drug response and included pharmacogenomics, or the interaction of genetic difference and the effectiveness of pharmaceutical therapy; and

•	Orchid Life Sciences developed and marketed products, services and technologies for SNP genotyping and genetic diversity analyses to life sciences and biomedical researchers as well as pharmaceutical, agricultural, diagnostic and biotechnology companies.

At the end of 2002 and throughout 2003, we sharpened our business focus and moved away from the multiple business units established in early 2002. We concentrated our efforts on genotyping services directed towards forensics, paternity and public health applications, which were the basis of the Orchid Identity Genomics business unit. As part of this strategy, we have discontinued the operations of the Orchid Life Sciences and Orchid Diagnostics business units and have scaled back significantly our pharmacogenomics efforts formerly conducted by the Orchid GeneShield business unit.

After we exited these businesses, we determined that we operate our business under one segment, the development and delivery of genetic testing, services that generate information related to genetic susceptibility and uniqueness, or the genetic variability that distinguishes one organism from another. During the quarters ended March 31, June 30 and September 30 of 2003, we reported Orchid public health as a separate segment, however, upon further analysis, we concluded public health should be included with our Identity Genomics business unit and we now operate under one reporting segment.

We were incorporated in Delaware in 1995. Our principal executive offices are located at 4390 US Route One, Princeton, New Jersey, 08540. Our telephone number is (609) 750-2200 and our web site address is www.orchid.com. We make available free of charge through the Investors section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”). We include our web site address in this Amendment No. 1 to Form S-3 as an inactive textual reference only.

The Orchid logo, Genescreen, Lifecodes and Cellmark are trademarks, registered trademarks, service marks or registered service marks of Orchid BioSciences, Inc. Unless the context otherwise requires, the terms “Orchid BioSciences,” “we,” “us” and “our” refer to Orchid BioSciences, Inc. and its subsidiaries.

As of December 31, 2003, we had an accumulated deficit of $287.5 million. However, we expect that we have enough cash on hand to fund current and future operations at least through 2004, at which time we expect to be cash flow self sufficient.

Reverse Stock Split

On January 9, 2004, we announced an intention to seek stockholder approval of a proposal to implement a reverse stock split ranging from 1-for-3 shares to 1-for-7 shares. On February 27, 2004, we obtained stockholder approval to implement the reverse stock split. On March 25, 2004, we announced that the Board of Directors had approved a reverse stock split ratio of 1-for-5. We began trading on a reverse split basis on March 31, 2004. All amounts presented in our 2003 Annual Report on Form 10-K incorporated herein by reference have not been adjusted to reflect the reverse stock split. However, all amounts presented in this Registration Statement have been adjusted to reflect the reverse stock split.

Selected Financial Data—Including for all years presented, the impact of The Company’s 1-for-5 reverse stock split effective March 31, 2004.

	Year ended December 31
	2003	2002	2001	2000	1999
	(In thousands, except per share data)
Consolidated statements of operations data:
Revenues:
Total revenues	50,627	50,425	30,648	18,381	1,793
Operating expenses:
Cost of service revenues	29,014	25,957	14,499	9,278	—
Cost of product revenues	—	1,690	3,822	1,610	—
Research and development	3,193	21,006	33,984	28,881	14,447
Marketing and sales	6,087	8,701	6,313	3,984
General and administrative	23,517	32,967	23,936	22,329	9,142
Impairment of assets	837	20,771	30,652	—	—
Restructuring	76	6,880	388	—	—
Amortization of intangible assets	1,807	3,039	3,778	3,657	469
Total operating expenses	64,531	121,011	117,372	69,739	24,058
Operating loss	(13,904)	(70,586)	(86,724)	(51,358)	(22,265)
Total other income (expense)	1,218	(1,085)	2,111	3,491	(5,955)
Loss from continuing operations before income taxes	(12,686)	(71,671)	(84,613)	(47,867)	(28,220)
Income tax (expense) benefit	(1,645)	577	—	—	—
Loss from continuing operations	(14,331)	(71,094)	(84,613)	(47,867)	(28,220)
Discontinued operations:
Loss from operations of a business held for sale	(9,237)	(9,003)	(65)	—	—
Net loss	(23,568)	(80,097)	(84,678)	(47,867)	(28,220)
Dividends to Series A Preferred Shareholders	(534)	—	—	—	—
Accretion of Series A Preferred Stock discount resulting from conversions	(2,645)	—	—	—	—
Beneficial conversion feature of preferred stock	(744)	—	—	(29,574)	(44,554)
Net loss allocable to common stockholders	$(27,491)	(80,097)	(84,678)	(77,441)	(72,774)
Basic and diluted net loss per share allocable to common stockholders	$(2.14)	(7.42)	(11.36)	(17.89)	(478.78)
Shares used in computing basic and diluted net loss per share allocable to common stockholders	12,831	10,800	7,452	4,329	152
Basic and diluted loss from continuing operations per share allocable to common stockholders	(1.42)	(6.58)	(11.35)	(17.89)	(478.78)
Basic and diluted loss from discontinued operations per share	(.72)	(.84)	(.01)	—	—

	December 31
	2003	2002	2001	2000	1999
Consolidated balance sheet data:
Cash, cash equivalents, and short-term investments (including $2,066 and $3,385 of restricted cash in 2003 and 2002, respectively)	$12,004	13,370	27,942	66,415	33,804
Working capital	7,621	9,475	27,522	64,644	27,275
Total assets	59,429	70,434	120,916	142,327	94,856
Long-term debt, less current portion	415	2,299	6,267	6,152	4,122
Redeemable convertible preferred stock	3,897	—	—	—	88,946
Convertible preferred stock		—	—	—	1
Total stockholders’ equity (deficit)	31,147	38,693	93,238	123,303	(8,285)

Offerings Under This Prospectus

Under this prospectus we may sell shares of our common stock having a total offering price of up to $30,000,000 in one or more offerings. Each time we sell shares of our common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering.

RISK FACTORS

Investing in our common stock is very risky. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2003 (File No. 000-30267), which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. You should be able to bear a complete loss of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including, but are not limited to, the risks and uncertainties described under “Risk Factors” beginning on page 3.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell shares of our common stock having a total offering price of up to $30,000,000 in one or more offerings. Each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the common stock, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

This prospectus may not be used to consummate sales of common stock, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with the common stock offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of our common stock for our operations and for other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, working capital, capital expenditures, investments, acquisitions, and repurchases of our securities. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our restated certificate of incorporation, as amended, and our second amended and restated bylaws is a summary and is qualified in its entirety by the provisions of these documents.

Our authorized capital stock currently consists of 150,000,000 shares of common stock, par value of $.001 per share, and 5,000,000 shares of preferred stock, par value of $.001 per share, of which 1,000,000 shares are designated Series A Junior Participating Preferred Stock. As of April 5, 2004, approximately 22,158,385 shares of common stock and no shares of preferred stock were issued and outstanding.

On January 9, 2004, we announced an intention to seek stockholder approval of a proposal to implement a reverse stock split ranging from 1-for-3 shares to 1-for-7 shares. On February 27, 2004, we obtained stockholder approval to implement the reverse stock split. On March 25, 2004, we announced that the Board of Directors had approved a reverse split ratio of 1-for 5. We began trading on a reverse split basis on March 31, 2004.

Common Stock

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board is authorized to issue, without stockholder approval, up to 4,000,000 shares of preferred stock having rights senior to those of our common stock. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Any preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Warrants

As of April 5, 2004, there were outstanding warrants to purchase 3,090,381 shares of common stock held by 80 investors. Such warrants have an expiration dates ranging from May 2004 to February 2009, and have a weighted average exercise price of $5.51 per share. The number of shares for which the warrants are exercisable is subject to adjustment for stock splits, combinations or dividends and reclassifications, exchanges or substitutions. In addition, the exercise price of the warrants to purchase 630,156 shares of common stock that were issued in connection with our February 2004 financing is subject to adjustment in the event that we issue any shares of common stock, or securities convertible into or exercisable for shares of common stock, at a purchase price that is less than such exercise price.

Shareholder Rights Plan

On May 16, 2001, our board of directors declared a dividend of one preferred stock purchase right, hereafter referred to as a right, for each outstanding share of common stock to stockholders of record at the close of business on May 31, 2001. Each right entitles the registered holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock, $.001 par value per share, at a purchase price of $40.00, subject to adjustment. A complete description and terms of the rights are set forth in a Rights Agreement, hereafter referred to as the Rights Agreement, between us and American Stock Transfer & Trust Company, as Rights Agent, dated July 27, 2001, as amended March 31, 2003.

The rights are attached to all certificates for outstanding shares of our common stock and are not presently exercisable. The rights will separate from the common stock and become exercisable upon a Distribution Date, which is the earlier to occur of (a) ten days following a public announcement or disclosure that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, (b) ten business days following the commencement of a tender offer or exchange offer that may result in a person, entity or group owning more than 15% of the outstanding shares of our common stock or (c) ten business days after the Board declares someone to be an Adverse Person, as defined in the Rights Agreement.

After a Distribution Date, if the rights have not been redeemed by us, each holder of a right will receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right. Additionally, if, after any person, entity or group obtains ownership of more than 15% of the outstanding shares of our common stock, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a right will receive upon exercise of a right the number of shares of common stock of the acquiring company having a market value equal to two times the exercise price of the right. Following the occurrence of the events described above, rights beneficially owned by any person triggering the Distribution Date will be void and may not be exercised.

At any time prior to a Distribution Date, the board may redeem the rights in whole, but not in part, at a price of $0.01 per right. The terms of the rights may generally be amended by the board without the consent of the holders of the rights. Until a right is exercised, the holder will have no rights as a stockholder.

The rights should not interfere with any merger or other business combination approved by the board. The rights are not intended to prevent a takeover of Orchid BioSciences. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors.

Delaware Law and Certain Charter and By-Law Provisions

The provisions of Delaware law and of our restated certificate of incorporation, as amended, and second amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Orchid BioSciences.

Delaware Statutory Business Combinations Provision. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Classified Board of Directors. Our board of directors is divided into three classes. Each year our stockholders elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors serve until the election and qualification of their respective successors or their earlier resignation or removal. Only the board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. Only the board of directors (or its remaining members, even if less than a quorum) is empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings would be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our second amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 60 days nor more than 90 days prior to the anniversary of the previous year’s annual meeting. For a special meeting, the notice must generally be delivered by not less than 60 days nor more than 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our second amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our by-law provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by the entire board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent. Our restated certificate of incorporation, as amended, does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Shareholders Rights Plan. We have adopted a shareholder rights plan, which is more commonly known as a poison pill, as discussed above under the caption “Shareholder Rights Plan.”

Super-Majority Stockholder Vote Required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation, as amended, requires the affirmative vote of the holders of at least 70% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Delaware Law and Certain Charter and By-law Provisions.” This 70% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 70% vote will also be required for any amendment to, or repeal of, our second amended and restated bylaws by the stockholders. Our second amended and restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

Listing

Since our reverse stock split was effected on March 31, 2004, our common stock is listed on the Nasdaq National Market under the symbol “ORCHD.” Beginning April 29, 2004, our common stock will be listed on the Nasdaq National Market under the symbol “ORCH.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

We may offer the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the common stock (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase the common stock being offered by this prospectus. We may also designate agents to solicit offers to purchase the common stock from time to time. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of our common stock.

If we utilize a dealer in the sale of the common stock being offered by this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the common stock being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the common stock to the public. In connection with the sale of the common stock, we may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. In connection with firm commitment underwritten offerings of our common stock registered hereunder, certain persons participating in such offerings may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock to facilitate such offerings. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in such offerings of more shares of common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing the common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the common stock offered by this prospectus for us. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 57,823 shares of our common stock and options to purchase 4,750 shares of our common stock.

EXPERTS

The consolidated financial statements and schedule of Orchid BioSciences, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” as of July 1, 2001 and of certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangibles resulting from business combinations consummated after June 30, 2001, and to the full adoption as of January 1, 2002 of the provisions of SFAS No. 142.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement, as permitted by the SEC. You should refer to the Registration Statement, including the exhibits, for further information about us and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where to Find More Information.” The documents we are incorporating by reference are:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-30267);

(b)	Our definitive proxy statement on Schedule 14A filed on April 30, 2003 (File No. 000-30267);

(c)	Our current reports on Form 8-K filed on January 23, 2004, February 5, 2004, March 8, 2004 and March 31, 2004 (File Nos. 000-30267);

(d)	The description of our common stock contained in our registration statement on Form 8-A filed on April 10, 2000, as amended by the Form 8-A/A filed on May 1, 2000 (File Nos. 000-30267);

(e)	The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on August 3, 2001 (File No. 000-30267); and

(f)	All of the filings pursuant to the Securities Exchange Act of 1934 after the date of the filing of the original Registration Statement and prior to the effectiveness of the Registration Statement (File Nos. 000-30267).

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting Orchid BioSciences, Inc., 4390 US Route One, Princeton, New Jersey 08540, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (609) 750-2324 or via email at ir@orchid.com.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the common stock in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the registration of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$2,427
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	7,500
Printing and Engraving Fees	10,000
Miscellaneous	7,573

Total	$52,500

Item 15.	Indemnification of Directors and Officers.

Article NINTH of the Company’s restated certificate of incorporation, as amended, provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

Article NINTH of the Company’s restated certificate of incorporation, as amended, further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 16.	Exhibits

Exhibit Number	Description of Document

3.1(1)	Restated Certificate of Incorporation of the Registrant, dated May 10, 2000 (filed as Exhibit 3.1).

3.2(1)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated June 12, 2001 (filed as Exhibit 3.2).

3.3(1)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated June 17, 2002 (filed as Exhibit 3.3).

3.4(1)	Certificate of Designations, Preferences, and Rights of Series A Junior Participating Preferred Stock of the Registrant, dated August 1, 2001 (filed as Exhibit 3.4).

3.5(2)	Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock of the Registrant, dated March 31, 2003 (filed as Exhibit 3.1).

3.6(3)	Second Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.4).

4.1(4)	Specimen certificate for shares of common stock (filed as Exhibit 4.1).

4.2(5)	Rights Agreement, dated as of July 27, 2001, by and between the Registrant and American Stock Transfer & Trust Company, which includes the form of Certificate of Designations setting forth the terms of the Series A Junior Participating Preferred Stock, $0.001 par value, as Exhibit A, the form of rights certificate as Exhibit B and the summary of rights to purchase Series A Junior Participating Preferred Stock as Exhibit C (filed as Exhibit 4.1).

4.3(2)	First Amendment to Rights Agreement by an between the Registrant and American Stock Transfer & Trust Company, as rights agent, dated as of March 31, 2003 (filed as Exhibit 10.3).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the shares of common stock being registered.

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 to this Registration Statement on Form S-3 and incorporated herein by reference).

23.2	Consent of KPMG LLP.

24.1*	Power of Attorney (included on signature page).

(*)	Previously filed.

(1)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2002 (File No. 000-30267).

(2)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K for the March 31, 2003 event, as filed on April 2, 2003 (File No. 000-30267).

(3)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-30267).

(4)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ending September 30, 2001 (File No. 000-30267).

(5)	Previously filed with the Commission as Exhibits to, and incorporated by reference from, the Registrant’s Registration Statement on Form 8-A as filed on August 3, 2001 (File No. 000-30267).

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of the bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on April 6, 2004.

ORCHID BIOSCIENCES, INC.

By:	/S/ PAUL J. KELLY, M.D.

Paul J. Kelly, M.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ PAUL J. KELLY, M.D. Paul J. Kelly, M.D.	Chief Executive Officer (Principal Executive Officer)	April 6, 2004

/s/ MICHAEL E. SPICER Michael E. Spicer	Vice President, Financial and Chief Financial Officer (Principal Financial and Accounting Officer)	April 6, 2004

* George Poste, DVM, Ph.D.	Chairman of the Board	April 6, 2004

* Sidney M. Hecht, Ph.D.	Director	April 6, 2004

* Nicole S. Willams	Director	April 6, 2004

* Robert M. Tien, M.D., M.P.H.	Director	April 6, 2004

* Kenneth D. Noonan, Ph.D.	Director	April 6, 2004

* By: /s/ MICHAEL E. SPICER Michael E. Spicer Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1(1)	Restated Certificate of Incorporation of the Registrant, dated May 10, 2000 (filed as Exhibit 3.1).

3.2(1)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated June 12, 2001 (filed as Exhibit 3.2).

3.3(1)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated June 17, 2002 (filed as Exhibit 3.3).

3.4(1)	Certificate of Designations, Preferences, and Rights of Series A Junior Participating Preferred Stock of the Registrant, dated August 1, 2001 (filed as Exhibit 3.4).

3.5(2)	Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock of the Registrant, dated March 31, 2003 (filed as Exhibit 3.1).

3.6(3)	Second Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.4).

4.1(4)	Specimen certificate for shares of common stock (filed as Exhibit 4.1).

4.2(5)	Rights Agreement, dated as of July 27, 2001, by and between the Registrant and American Stock Transfer & Trust Company, which includes the form of Certificate of Designations setting forth the terms of the Series A Junior Participating Preferred Stock, $0.001 par value, as Exhibit A, the form of rights certificate as Exhibit B and the summary of rights to purchase Series A Junior Participating Preferred Stock as Exhibit C (filed as Exhibit 4.1).

4.3(2)	First Amendment to Rights Agreement by an between the Registrant and American Stock Transfer & Trust Company, as rights agent, dated as of March 31, 2003 (filed as Exhibit 10.3).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the shares of common stock being registered.

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 to this Registration Statement on Form S-3 and incorporated herein by reference).

23.2	Consent of KPMG LLP.

24.1*	Power of Attorney (included on signature page).

(*)	Previously filed.

(1)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2002 (File No. 000-30267).

(2)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Current Report on Form 8-K for the March 31, 2003 event, as filed on April 2, 2003 (File No. 000-30267).

(3)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-30267).

(4)	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant’s Quarterly Report on Form 10-Q for the period ending September 30, 2001 (File No. 000-30267).

(5)	Previously filed with the Commission as Exhibits to, and incorporated by reference from, the Registrant’s Registration Statement on Form 8-A as filed on August 3, 2001 (File No. 000-30267).